\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Vice President
Corporate and Marketing Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORPORATION REPORTS
SECOND QUARTER 2010 RESULTS

Second Quarter Highlights
•	6% Increase in Revenue
•	Adjusted EBITDA of $1.8 Million
•	Operating Cash Flow of $5.5 Million
•	Non-Cash Tax Charge of $15.1 Million

Westwood, MA. August 4, 2010 – LoJack Corporation (NASDAQ GS: “LOJN”) today reported consolidated revenue for the second quarter ended June 30, 2010 increased 6% to $37.4 million, from $35.4 million in the same quarter of the prior year. Revenue in the company’s North America segment increased 4% to $25.8 million for the quarter compared to $24.7 million for the same period in 2009, primarily as a result of unit growth of 13% in the U.S. as the company continued to expand its bulk install program. Revenue in the company’s international segment increased 3% to $10.3 million for the second quarter from $10.0 million in 2009 driven by unit volume growth of 15% with the licensee business and continued expansion of the subscriber base in Italy. The company’s other businesses, particularly SafetyNet and Supply Chain Integrity, also contributed to the overall 6% increase in consolidated revenue for the second quarter.

Richard T. Riley, Chairman and Chief Executive Officer said, “Our consolidated increase in revenue reflects the stabilization of our core auto business in both the U.S and international markets. Our unit volume increase of 15% in the U.S. auto channel outpaced the 9% increase in retail auto sales for the quarter and our overall penetration rate remained stable despite a continued tight credit environment. As confidence returns to certain dealerships, we continue to expand our bulk install program, providing additional profit opportunity to those dealers and LoJack. For the remainder of 2010, year over year comparisons will be challenging due to the government sponsored cash for clunkers program in the third quarter of 2009. Despite this, we are cautiously optimistic about the broader U.S. auto market outlook based on recent projections by industry analysts that project annual new vehicle sales of 11.0 to 11.5 million units for the full year.

“Our international licensee business has also stabilized; with all major regions returning to more normal buying patterns. The increase in product sales was offset by lower infrastructure component sales. Our licensees are enthusiastic about our self-powered product and have begun to take delivery of the new units. Additionally, we continue to generate increased revenue and grow the subscriber base in Italy, adding approximately one thousand subscribers in each of the last 6 months.”

Consolidated gross margin for the second quarter increased 5% to $19.5 million from $18.6 million in 2009. Gross margin as a percentage of revenue for the second quarter was 52%, unchanged from the same quarter in the prior year.

Operating expense for the second quarter declined 39% to $21.0 million from $34.6 million in the same period of 2009. Operating expense for the quarter included approximately $2.4 million of severance related expense associated with the company’s previously announced restructuring and workforce reduction. These actions are expected to result in $3.9 million of net savings over the remainder of 2010 and $7.4 million of annualized savings on an ongoing basis.

Mr. Riley said, “Our actions to further manage our cost structure will enable us to provide financial support to both our core business, as well as some of the newer initiatives, such as SafetyNet and our operation in Italy.”

Adjusted EBITDA, which includes the items reflected in Table 1, for the second quarter was $1.8 million, compared to $0.6 million in the same period of the prior year, reflecting modest revenue growth and tight cost control. The operating loss for the second quarter was $1.5 million, compared to an operating loss of $16.0 million in the second quarter of 2009. The operating loss in the prior year reflects a non-cash charge of approximately $14.0 million associated with the impairment of goodwill and intangible assets of the company’s Boomerang Tracking business.

The net loss attributable to LoJack Corporation for the second quarter was $18.2 million or $1.05 per diluted share, compared to a net loss of $12.5 million, or $0.73 per diluted share, for the same quarter of the prior year. The net loss for the second quarter of 2010 includes a one-time non-cash charge of $15.1 million, or $0.87 per diluted share, to establish a valuation allowance against our U.S. deferred tax assets. The valuation allowance does not impact the company’s ability to reflect any and all allowed deductions when filing its tax returns.

The company generated positive operating cash flow of $5.5 million in the second quarter, consistent with the same period in 2009, and ended the quarter with a cash balance of $33.0 million.

Mr. Riley said, “We are encouraged by the general trends in both our North America and international segments. While we are focused on delivering positive Adjusted EBITDA and maintaining our liquidity, we will continue to make investments in our core business, as well as strategic programs to build our business in Italy and further develop our new SafetyNet business. Based on a moderate year over year increase in revenue, we continue to expect to deliver positive Adjusted EBITDA, positive operating cash flow and healthy margins for 2010.”

During the second quarter of 2010, the company did not repurchase any shares under its stock repurchase plan. As of June 30, 2010, the company had an outstanding authority to repurchase 1,681,778 shares.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered more than USD$5 billion in stolen assets worldwide. In today’s rapidly changing world, LoJack’s core competencies are more valuable and more relevant than ever as they are now being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has the proven processes, ultimate technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings the most effective solutions that not only deliver a wide range of recoveries, but also enhance the safety of the public on a global level. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, August 4, 2010, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, revenue, profit and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) the presence of competitors with greater technical, marketing, and financial resources; (vi) the company’s customers’ ability to access the credit markets; (vii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (viii) the company’s ability to successfully expand its operations; and (ix) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA.  The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Reconciliation
(in millions)

Three Months ended June 30, 2010		Three Months ended June 30, 2009

	$	$
Operating loss, as reported	$(1.5)	$(16.0)
Adjusted for:
Depreciation and amortization	2.1	2.0
Impairment of intangible assets and goodwill		14.0
Stock compensation expense	1.2	0.6
Adjusted EBITDA	$1.8	$0.6

Six Months ended June 30, 2010		Six Months ended June 30, 2009

	$	$
Operating loss, as reported	$(7.5)	$(22.2)
Adjusted for:
Depreciation and amortization	4.0	3.9
Impairment of intangible assets and goodwill		14.0
Stock compensation expense	2.3	1.5
Adjusted EBITDA	$(1.2)	$(2.8)

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Three Months Ended June 30,

	2010	2009
	(unaudited)

Revenue	$37.4	$35.4

Cost of goods sold	17.9	16.8
Gross profit	19.5	18.6

Costs and expenses:
Product development	1.8	1.8
Sales and marketing	8.4	8.0
General and administrative	8.8	9.1
Depreciation and amortization	2.0	1.7
Loss on impairment of intangible assets and goodwill	--	14.0

Total	21.0	34.6

Operating loss	(1.5)	(16.0)

Other income (expense):
Interest income	0.2	0.5
Interest expense	(0.2)	(0.1)
Other, net	(0.8)	1.0
Total	(0.8)	1.4

Loss before provision (benefit) for income taxes	(2.3)	(14.6)
Provision (benefit) for income taxes	16.1	(1.9)
Net loss	(18.4)	(12.7)
Less: Net loss attributable to the noncontrolling interest	(0.2)	(0.2)
Net loss attributable to LoJack Corporation	$(18.2)	$(12.5)

Diluted loss per share attributable to
LoJack Corporation	$(1.05)	$(0.73)
Weighted average diluted common shares outstanding	17,338,904	17,136,174

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Six Months Ended June 30,

	2010	2009
	(unaudited)

Revenue	$68.1	$63.2

Cost of goods sold	34.2	31.1
Gross profit	33.9	32.1

Costs and expenses:
Product development	3.7	3.3
Sales and marketing	15.9	15.6
General and administrative	18.1	18.0
Depreciation and amortization	3.7	3.4
Loss on impairment of intangible assets and goodwill	--	14.0

Total	41.4	54.3

Operating loss	(7.5)	(22.2)

Other income (expense):
Interest income	0.3	0.6
Interest expense	(0.3)	(0.2)
Other, net	(0.4)	0.4
Total	(0.4)	0.8

Loss before provision (benefit) for income taxes	(7.9)	(21.4)
Provision (benefit) for income taxes	16.2	(2.1)
Net loss	(24.1)	(19.3)
Less: Net loss attributable to the noncontrolling interest	(0.3)	(0.3)
Net loss attributable to LoJack Corporation	$(23.8)	$(19.0)

Diluted loss per share attributable to
LoJack Corporation	$(1.37)	$(1.11)

Weighted average diluted common shares outstanding	17,305,941	17,105,519

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$33.0	$36.5
Restricted cash	--	0.6
Marketable securities at fair value	1.5	1.8
Accounts receivable, net	30.3	34.2
Inventories	10.7	10.7
Prepaid expenses and other	3.4	3.1
Prepaid and receivable income taxes	8.0	9.1
Deferred income taxes	--	6.7
Total current assets	86.9	102.7

Property and equipment, net	17.1	19.0
Deferred income taxes	0.1	8.8
Intangible assets, net	0.5	0.7
Goodwill	1.7	1.7
Other assets, net	12.4	14.6
Total assets	$118.7	$147.5

Liabilities and equity
Current Liabilities:
Accounts payable	$6.4	$7.1
Accrued and other liabilities	9.2	9.3
Current portion of deferred revenue	23.0	24.4
Accrued compensation	7.5	3.0
Total current liabilities	46.1	43.8

Long term debt	7.9	13.4
Deferred revenue	31.6	33.5
Other accrued liabilities	2.3	2.3
Accrued compensation	1.7	2.5
Total liabilities	89.6	95.5

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	19.9	18.1
Accumulated other comprehensive income	6.9	7.5
Retained earnings	2.2	26.0
Total LoJack Corporation equity	29.2	51.8
Noncontrolling interest in subsidiary	(0.1)	0.2
Total equity	29.1	52.0
Total liabilities and equity	$118.7	$147.5

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (217) 285-4967.